Exhibit 10.1

PULSE BIOSCIENCES, INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Burke T. Barrett (“Executive”) and Pulse Biosciences, Inc. (the “Company”), as of May 12, 2024. Certain capitalized terms used herein shall have the meanings assigned to them in Section 10 of this Agreement.

1.     Duties and Scope of Employment.

(a)     Position and Duties. As of May 12, 2024 (the “Start Date”), Executive will serve as the Company’s President and Chief Executive Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s positions within the Company. At or promptly following the Start Date, Executive will be appointed to the Company’s Board of Directors (the “Board”). Following the Company’s 2024 Annual Stockholder Meeting, so long as Executive serves as the Company’s President and Chief Executive Officer, the Company agrees to use reasonable efforts to cause Executive to be nominated to the Board at each annual or special meeting of Company stockholders at which the general election of directors of the Company is to take place. Executive also will serve the Company in such other or alternative positions as may reasonably be assigned to Executive by the Company’s Board, which positions may include director and additional or other officer positions of the Company and subsidiaries of the Company. The period of Executive’s rendering of employment services under this Agreement is referred to herein as the “Employment Term.”

(b)     Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, such approval not to be unreasonably withheld.

(c)     Automatic Resignation. At the end of the Employment Term, including upon any termination of employment for any reason, such ending or termination will be deemed to be an automatic resignation from all director and officer positions of the Company and any of its subsidiaries, unless the continuation of such appointments is specifically approved by a resolution of the Board of the respective corporation or its shareholders.

2.     At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.     Compensation.

(a)     Base Salary. During the Employment Term, the Company will pay Executive an annual base salary of $525,000.00 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically (but not less frequently than semi-monthly) in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)     Annual Bonus. Executive will be eligible to receive an annual bonus of up to 70% of Executive’s Base Salary (the “Target Bonus”), less applicable withholdings, prorated for the year of hire, upon the attainment of annual designated corporate goals and milestones, in each case set and measured in the good faith discretion of the Board at a time consistent with the other executives of the Company; provided, however, that Executive’s Target Bonus goals and milestones for 2024 will be set by the Board in good faith within thirty (30) days following the Start Date. Executive’s eligibility, and the terms and conditions, for the Target Bonus will be documented and issued to Executive if and when approved by the Board. If awarded, the Target Bonus will be paid prior to the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned, provided that the Employment Term extends through the date of payment.

(c)     Start Date Option. Subject to the approval of the Board, Executive will be granted an option (the “Start Date Option”) under the 2017 Inducement Equity Incentive Plan, as amended (the “Plan”), to acquire 1,400,000 shares of common stock of the Company. The Start Date Option will have an exercise price per share equal to the closing price of a share of the Company’s common stock on the Start Date. Subject to certain accelerated vesting provisions as described herein, (i) up to 50% of the option shares subject to the Start Date Option (equal to 700,000 option shares) will vest over four years as follows: 25% (equal to 175,000 option shares) will vest on the first anniversary of the Start Date and the remaining 525,000 option shares will vest in equal amounts on an annual basis over the three-year period starting with the first anniversary of the Start Date; and (ii) up to 50% of the option shares subject to the Start Date Option (equal to 700,000 option shares) will vest based upon the achievement of the following performance objectives:

(i)	20% of the 50% (equal to 140,000 shares) will vest when the Company has had a market capitalization of not less than one billion dollars ($1.0B) for 270 consecutive days;

(ii)	20% of the 50% (equal to 140,000 shares) will vest when the Company has had a market capitalization of not less than one billion five hundred million dollars ($1.5B) for 270 consecutive days;

(iii)	20% of the 50% (equal to 140,000 shares) will vest when the Company has had a market capitalization of not less than two billion two hundred fifty million dollars ($2.25B) for 270 consecutive days;

(iv)	20% of the 50% (equal to 140,000 shares) will vest when the Company has had a market capitalization of not less than three billion dollars ($3.0B) for 270 consecutive days; and

(v)	20% of the 50% (equal to 140,000 shares) will vest when the Company has had a market capitalization of not less than four billion dollars ($4.0B) for 270 consecutive days.

All vesting of the Start Date Option is subject to the Executive continuing to be a Service Provider (as defined in the Plan) through each applicable vesting date (including any applicable vesting target achievement determination date). The Start Date Option, including vesting provisions, will be subject to the terms of the Plan and a stock option agreement thereunder.

4.     Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, subject to the eligibility requirements of such plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.     Paid-Time Off “PTO”. During the Employment Term, Executive will be entitled to accrue PTO of not less than three (3) weeks per year, subject to reasonable accrual caps in accordance with the Company’s PTO policy for senior executive officers, with the timing and duration of specific PTO mutually and reasonably agreed to by the parties hereto.

6.     Expenses. (a) The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder within 30 days of Executive’s submission of an expense report documenting said expenses, in accordance with the Company’s expense reimbursement policy as in effect from time to time. (b) As a housing allowance, the Company will pay, or reimburse the Executive for, his reasonable pre-approved housing costs for up to three months in connection with his relocation to Miami. If the Executive terminates employment without Good Reason or is terminated by the Company for Cause before the one-year anniversary of his Start Date, the Executive will repay the Company the gross amount of any relocation expenses paid or reimbursed under this Section 6(b).

7.     Severance.

(a)     Termination other than for Cause, Death or Disability; Resignation for Good Reason. During the Employment Term, if (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment for reasons other than Cause, death, or Disability, or (ii) Executive resigns from the Company (or any parent or subsidiary or successor of the Company) for Good Reason (each such termination, an “Involuntary Termination”), then, subject to the continued observance by Executive of Sections 8 (severance conditions), 11 (assignment), 12 (notices), 13 (confidential information agreement), 15 (litigation cooperation), and 17 (miscellaneous) below after the termination of the rendering of employment services, Executive will receive the following severance from the Company:

(i)     Severance Payment. Upon an Involuntary Termination, Executive will receive continuing payments of the Executive’s Base Salary (as in effect immediately prior to the Executive’s termination) as follows: (x) for twelve (12) months if Executive has been employed for an Employment Term hereunder of less than one (1) year from the Start Date, (y) for twelve (12) months if the Involuntary Termination occurs within the twelve (12) month period following a Change of Control, or (z) for three (3) months in the event of any other Involuntary Termination. The payment of any severance pursuant to this Section 7(a)(i) will be paid in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings.

(ii)    Accelerated Vesting. If the Involuntary Termination occurs within the twelve (12) month period following a Change of Control, then (i) (x) if the Employment Term as of the date of such termination is less than one year from the Start Date, then 50% of the unvested portion of Executive’s then outstanding Equity Awards will immediately vest prior to Executive’s termination, and (y) if the Employment Term as of the date of such termination is one year or more from the Start Date, then 100% of the unvested portion of Executive’s then outstanding Equity Awards will immediately vest prior to Executive’s termination.

(iii)     COBRA. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the monthly premiums under COBRA necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (B) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date upon which Executive ceases to be eligible for coverage under COBRA. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums. (Collectively, the Company’s COBRA obligations in this paragraph are referred to as the “COBRA Payments”).

(b)     Resignation without Good Reason; Termination for Cause; Disability; Death. If Executive resigns (other than for Good Reason), or the Company terminates Executive’s employment for Cause, or Executive’s employment terminates upon Executive’s death or Disability, then (i) Executive will no longer vest in any Equity Award held by Executive, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will not be entitled to any severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(c)     Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) for whatever reason, Executive will be entitled to receive all accrued but unpaid paid time off, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements as of Executive’s termination date.

(d)     Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 7.

8.     Conditions to Receipt of Severance; No Duty to Mitigate.

(a)     Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7(a) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following Executive’s termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable. Except as required by Section 8(c), any installment payments that would have been made to Executive prior to the Release becoming effective and irrevocable but for the preceding sentence will be paid to Executive on the first regularly scheduled Company payroll date following the date the Release becomes effective and irrevocable, and the remaining payments will be made as provided in the Agreement.

(b)     Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between the Executive and the Company.

(c)     Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(c)(iii). Except as required by Section 8(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.

(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. It is the intent of this Agreement that all cash severance payments under Section 7(a)(i) will satisfy the requirements of the “short-term deferral” rule.

(v)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi)    The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

(d)     No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9.     Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the severance payments under Sections 7(a)(i) or 7(a)(ii); (2) reduction of other cash payments, if any; (3) cancellation of accelerated vesting of equity awards; and (4) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by an independent firm immediately prior to a Change of Control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 9.

10.     Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)     Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) Executive’s gross misconduct, (iii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (iv) Executive’s willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed Executive’s duties and has failed to cure such non-performance to the Company’s satisfaction within thirty (30) business days after receiving such notice.

(b)     Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i)    any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities, other than the acquisition of 50% of the total voting power represented by the outstanding voting securities when sold by the Company in a capital raising transaction; or

(ii)    the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii)    the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets in a transaction that has been approved by the stockholders of the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(c)     Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(d)     Disability. For the purposes of this Agreement, “Disability” will mean that Executive has been unable to engage, with or without reasonable accommodation, in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. Alternatively, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

(e)     Equity Awards. For purposes of this Agreement, “Equity Awards” means Executive’s outstanding Company stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.

(f)     Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) the assignment to Executive of any duties beyond the generally recognized scope of employment of a company Chief Executive Officer or the reduction of Executive’s duties or the removal of Executive from Executive’s position and responsibilities as Chief Executive Officer either of which must result in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if the Executive is provided with an alternative executive-type position within the Company or its subsidiaries at the same or better compensation as proved herein, or that a reduction in duties, position or responsibilities is solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”; (ii) a material reduction in Executive’s Base Salary (except where there is a reduction applicable to the management team generally of not more than 10% of Executive’s Base Salary); or (iii) a material change in the geographical location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from either Miami, Florida, or Hayward, California, will not be considered a material change in geographical location. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and providing a cure period of not less than thirty (30) days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

(g)     Section 409A. For purposes of this Agreement, “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(h)     Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service, as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

11.     Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.     Notice. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing.

If to the Company:

601 Brickell Key Drive, Suite 1000

Miami, FL 33131

Attn: Robert Duggan, Executive Chairman

If to Executive:

at the last residential address known by the Company.

13.     Confidential Information. Executive agrees to enter into and comply with the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”).

14.     Business Opportunities. The Executive agrees, during the Employment Term, to offer or otherwise make known or available to it, as directed by the Board and without additional compensation or consideration, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the Company’s Field of Interest, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company. For purposes of this section, "Field of Interest" shall include, without limitation, the development, implementation or licensing or sale of methods of using nanopulse electricity for bio-medical applications, including for diagnosis, detection, prevention, treatment or cure of tumors or cancers of internal organs, or diseases or disorders that can be treated by the ablation of internal tissue, such as atrial fibrillation, as well as other applications and any other business activity engaged in, conducted by or in active planning by the Company or its subsidiaries or affiliates.

15.     Litigation and Regulatory Cooperation. During and after the Executive’s employment with the Company, the Executive shall cooperate fully with the Company and its affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its affiliates which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and its affiliates at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company and its affiliates in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section. If assistance is required after Executive is no longer employed by the Company, the Company agrees to compensate Executive by paying Executive a mutually agreed upon hourly rate for all time spend beyond five (5) hours. The performance by the Executive under this Section after the termination of the Executive's employment with the Company shall be subject to Executive’s other employment obligations.

16.     Insurance. The Executive agrees that the Company or its affiliates may from time to time and for the Company’s or the affiliates’ own benefit apply for and take out life insurance covering the Executive, either independently or together with others, in any amount and form which the Company or an affiliate may deem to be in its best interests. The Company or the respective affiliate shall own all rights in such insurance and in the cash values and proceeds thereof, and the Executive shall not have any right, title or interest therein. The Executive agrees to assist the Company and its affiliates, at the Company's expense, in obtaining any such insurance by, among things, submitting to customary examinations and correctly preparing, signing and delivering such applications and other documents as reasonably may be required. Nothing contained in this Section shall be construed as a limitation on the Executive’s right to procure any life insurance for Executive’s own personal needs.

17.     Miscellaneous Provisions.

(a)     Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(b)     Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)     Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)     Entire Agreement. On or prior to the Start Date, the parties will execute a separate indemnification agreement consistent with the Company’s standard practices (“Indemnification Agreement”). This Agreement, together with the Indemnification Agreement, Plan, Option Agreement, and the Confidential Information Agreement (and its exhibits) represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to stock options or other Equity Awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options or other Equity Awards. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

(e)     Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

(f)     Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)     Withholding. All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

(h)     Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(i)     Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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[SIGNATURE PAGE TO BARRETT EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	Pulse Biosciences, Inc.

/s/ Robert Duggan

By:	Robert Duggan

Title:	Executive Chairman

EXECUTIVE	/s/ Burke T. Barrett

By:	Burke T. Barrett